Exhibit 99.9

SHARE PURCHASE AGREEMENT

between

TRI WEALTH LTD

and

INFINITE PARTNER INTERNATIONAL LIMITED

22 January 2024

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of 22 January 2024 by and among the following parties:

A.	TRI WEALTH LTD, a company organized and existing under the laws of British Virgin Islands with its registered office at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

B.	INFINITE PARTNER INTERNATIONAL LIMITED, a company organized and existing under the laws of British Virgin Islands with its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

RECITALS

A.	WHEREAS, Trident Digital Tech Holdings Ltd (the “Company”) is a company duly incorporated and validly existing under the laws of the Cayman Islands, and operates a Web 3.0 e-commerce platform; and

B.	WHEREAS, the Purchaser wishes to purchase, and the Vendor agrees to sell, an aggregate of 25,000,000 Class B Ordinary Shares, upon the terms and conditions set out in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS.

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Business Day” shall mean a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in Singapore and the United States of America.

“Class B Ordinary Shares” shall mean the Class B ordinary shares in the share capital of the Company, with a par value of US$0.00001 each.

“Closing” shall have the meaning ascribed to it in Section 2.3 hereof.

“Company” shall have the meaning ascribed to it in the Preamble.

“Control” shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract (including any contractual arrangements) or otherwise, and such ability shall also be deemed to exist when any other Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person; and

“Controlled” shall be construed accordingly.

“Lien” shall mean any interest of any person (including any right to acquire, option or right of preemption or conversion), lien, pledge, charge, claim, mortgage, security interest, assignment, hypothecation, title retention, restriction or other encumbrance, security agreement or arrangement of any sort, or any agreement to create any of the above.

“Parties” shall mean the Vendor and the Purchaser, and “Party” shall be construed accordingly.

“Permitted Lien” means (i) Liens for taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” or “person” shall mean any corporation, company, partnership, firm, limited liability company, other business organization, entity, government, state or agency of state or any joint venture, association, works council or employee representative body (whether or not having separate legal personality) and any individual.

“Purchase Price” shall have the meaning ascribed to it in Section 2.1 hereof.

“Purchased Shares” shall have the meaning ascribed to it in Section 2.1 hereof.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Securities Act” shall mean the 1933 Securities Act of the United States of America, as amended, and the rules and regulations thereunder.

“Terms” shall have the meaning ascribed to it in Section 6.1 hereof.

“Transaction Agreements” shall mean this Agreement and other agreements contemplated hereby, as applicable.

“US$” shall mean the lawful currency of the United States of America from time to time.

1.2	Unless the context otherwise requires:

(a)	references to a company include references to any body corporate or entity with legal person status or any unincorporated body of Persons without legal person status;

(b)	references to law or laws include references to regulations and regulatory requirements, modified or re-enacted from time to time;

(c)	words in the singular include the plural, and vice versa;

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of any words preceding them; and

(e)	words importing any gender include all genders.

2.	AGREEMENT TO PURCHASE AND SELL CLASS B ORDINARY SHARES.

2.1	Agreement to Purchase and Sell the Purchased Shares. Subject to the terms and conditions hereof, at the Closing, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, an aggregate of 25,000,000 Class B Ordinary Shares (collectively, the “Purchased Shares”) for a price per share of US$0.63 or a total aggregate purchase price of US$15,750,000 (the “Purchase Price”) together with all the rights, title and benefits accrued to the Purchased Shares up to and including the Closing Date.

2.2	Payment of Purchase Price. At the Closing, the Purchaser shall pay the Purchase Price in immediately available funds to the bank account designated by the Vendor.

2.3	Closing. The sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, on the date that is four (4) Business Days following the date hereof, or at such other time as the Vendor and the Purchaser may mutually agree upon in writing.

2.4	Delivery at the Closing. At the Closing, the Vendor shall procure the Company to deliver a certified true copy of the register of members of the Company as of the date of the Closing reflecting the Purchaser’s ownership of the Purchased Shares, against the payment of the Purchase Price pursuant to the terms of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR.

Unless specifically indicated otherwise, the Vendor hereby represents and warrants to the Purchaser that the statements in this Section 3 are all true and correct as of the date hereof and the date of the Closing:

3.1	Authorisation. The Vendor has full power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, and each of such Transaction Agreements, when executed and delivered by the Vendor, will constitute a valid and legally binding obligation of the Vendor, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2	Ownership. The Vendor is currently, and shall on Closing be, the sole legal and beneficial owner of the Class B Ordinary Shares to be sold by it to the Purchaser pursuant to this Agreement and has the right to exercise all rights over such Class B Ordinary Shares.

3.3	Valid Issuance. The Class B Ordinary Shares to be sold by the Vendor to the Purchaser pursuant to this Agreement have been duly authorised, allotted, validly issued and fully paid-up.

3.4	No Encumbrance. The Class B Ordinary Shares to be sold by the Vendor to the Purchaser, when sold and delivered to the Purchaser in accordance with the terms of this Agreement, will be free and clear of any Liens, other than Permitted Liens.

3.5	Consents and approvals. The Vendor shall have obtained all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (a) all permits, authorizations, approvals, consents or permits of any governmental authority, and (b) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, right of co-sale, preemptive rights and all similar rights in connection with the consummation of the transactions contemplated hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Vendor as follows as of the date hereof and the date of Closing:

4.1	Organization, Good Standing and Qualification. It is duly organized, validly existing and duly registered under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted.

4.2	Authorisation. All corporate action on the part of the Purchaser, its directors and shareholders necessary for the authorisation, execution and delivery of each Transaction Agreement, and the performance of its obligations under each Transaction Agreement, has been taken or will be taken prior to the Closing. The Transaction Agreements will, when executed, constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3	Investigation, Economic Risk. It is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Purchased Shares.

4.4	Purchase for Own Account. It is, or will be, acquiring the Purchased Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any such securities.

4.5	Compliance with other Contracts and Agreements. The execution, delivery and performance of the Transaction Agreements by the Purchaser is not, and will not be, in violation of any contracts or agreements to which the Purchaser is a party, or the assets and properties of the Purchaser are subject.

4.6	Restricted Securities. The Purchaser understands that the Purchased Shares have not been, and will not be, registered under the Securities Act. The Purchaser understands that the Purchased Shares will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Purchased Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that this offering is not intended to be part of the public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

4.7	No Public Market. The Purchaser understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

4.8	Legends. The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

4.9	Accredited Investor. The Purchaser is an accredited investor as defined in the Securities and Exchange Commission Rule 501(a) of Regulation D, under the Securities Act.

5.	ADDITIONAL AGREEMENTS.

5.1	Further Assurances. Each of the Vendor and the Purchaser shall, and shall use reasonable efforts to urge that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Vendor or the Purchaser may reasonably require to consummate the transactions contemplated under this Agreement and to give each of them the full benefit of this Agreement.

6.	CONFIDENTIALITY AND NON-DISCLOSURE.

6.1	Disclosure of Terms. Each Party acknowledges that the terms and conditions of this Agreement, the other Transaction Agreements, and all exhibits, schedules, restatements and amendments hereto and thereto, including their existence and any negotiations in connection with them (collectively, the “Terms”), shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

6.2	Permitted Disclosures. The confidentiality obligations set out in this Section 6 do not apply to:

(a)	information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 6, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(b)	information the disclosure of which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency or to obtain tax or other clearances or consents from any relevant authority or in connection with responding to any request from any tax authority; or

(c)	any information disclosed by any Party to their respective Affiliates, and its and their employees, bankers, financial advisers, consultants, auditors, insurers and legal or other advisers for the purpose of this Agreement and the transactions contemplated hereunder.

6.3	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms pursuant to Section 6.2(b) above, such Party shall, if and to the extent that it can lawfully do so, provide the other Parties with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any non-disclosing Party.

6.4	Announcements.

(a)	No Party shall make or authorise the making of any announcement concerning the existence or subject matter of this Agreement unless the other Parties shall have given their prior consent to such announcement (such consent not to be unreasonably withheld or delayed).

(b)	Section 6.4(a) shall not apply to:

(i)	any information which is required to be announced pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); or

(ii)	any information which is required to be announced pursuant to any legal process issued by any court or tribunal of competent jurisdiction.

Where any announcement is made in reliance on the foregoing exception, the Party making the announcement shall, to the extent that it can lawfully do so, consult with the relevant other Party in advance as to the form, content and timing of such announcement.

7.	MISCELLANEOUS.

7.1	Governing Law.

(a)	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without reference to its conflict of laws principles.

(b)	The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

7.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties. No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Parties.

7.3	Entire Agreement. This Agreement, the other Transaction Agreements and the schedules and exhibits hereto and thereto as applicable, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede any prior agreement (whether oral or written) relating to the transactions contemplated in this Agreement.

7.4	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to a Party; (b) when sent by email at the time the email is sent or (c) three (3) Business Days after deposit with an internationally reputable delivery service provider, postage prepaid, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

To the Vendor:	TRI WEALTH LTD Attention: LIM SOON HUAT
Email address: william.lim@tridentity.me

To the Purchaser:	INFINITE PARTNER INTERNATIONAL LIMITED
Attention: CHEUNG, SAI HO (張世豪) Email address: infinite.partner@outlook.com

A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.4 by giving the other Parties written notice of the new address or number (as relevant) in the manner set forth above.

7.5	Amendments and Waivers. This Agreement may be amended only with the prior written consent of the Parties.

7.6	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

7.7	Costs. Each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents.

7.8	Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.9	Counterparts; Reproductions; Electronic Signatures. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such Party can be seen. Delivery of a counterpart of this Agreement by e-mail attachment or facsimile shall be an effective mode of delivery. The Parties agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record. The Parties further agree that they shall not dispute the validity, accuracy, legal effectiveness or authenticity or enforceability of this Agreement merely on the basis that this Agreement is executed by way of electronic signatures, and that such electronic record shall be final and conclusive of the Parties’ agreement of any relevant matter as set out herein.

7.10	Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement, the relevant provision shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

7.11	Third-party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 (2020 Rev Ed), to enforce any term of, or enjoy any benefit under, this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

TRI WEALTH LTD

By:	/s/ LIM SOON HUAT
Name:	LIM SOON HUAT
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

INFINITE PARTNER INTERNATIONAL LIMITED

By:	/s/ CHEUNG, SAI HO
Name:	CHEUNG, SAI HO (張世豪)
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT